Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prospect Medical Holdings, Inc.		The Equity Group, Inc.
Linda Hodges, Executive Vice President		Devin Sullivan
(310) 337-4170		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2005 THIRD QUARTER RESULTS

Culver City, CA – August 12, 2005 – Prospect Medical Holdings, Inc. (AMEX: PZZ) (“Prospect Medical”), a managed care management company serving 10 affiliated Independent Physician Associations (“IPAs”) in Southern California, today announced financial results for its fiscal 2005-third quarter and nine months ended June 30, 2005 (see attached tables).

Third quarter revenues, gross margin and net income all increased from the second quarter of fiscal 2005.

Revenues for the third quarter of fiscal 2005 were $32.4 million compared to $35.7 million in the third quarter of fiscal 2004.  Capitation revenue of $30.6 million decreased during the third quarter of fiscal 2005 from capitation revenue of $34.9 million in the comparable prior year period, due primarily to anticipated initial post-acquisition enrollment declines, slightly offset by higher capitation rates received from contracted health plans.    Revenues for the third quarter of fiscal 2005 also included higher fee-for-service revenue and significantly higher other (Pay for Performance) revenue versus the same period one year ago, slightly offset by lower management fee revenue. Enrollment at June 30, 2005 was approximately 178,000 compared to enrollment of approximately 182,000 at the end of the second fiscal quarter of 2005.

Gross margin improved to 29.5% from 25.8% in the third quarter of fiscal 2004, due primarily to the increase in Pay for Performance bonuses received from contracted health plans in the 2005 period versus no such payment in the same period last year.  Increased general and administrative expenses, as a percentage of revenues, was primarily the result of the significant level of pending acquisition activity, increased staffing and information technology investments made to accommodate anticipated growth, and costs associated with becoming a public company.  Interest expense for the third quarter of fiscal 2005 rose to $310,000 from $19,000 in the same period one year ago, due primarily to interest associated with borrowings under the previously announced credit facility with GMAC-Residential Funding Corporation (“GMAC-RFC”).

Net income for the third quarter of fiscal 2005 was $1.0 million, or $0.12 per diluted share, on approximately 8.4 million weighted average common and common dilutive shares outstanding (“shares outstanding”), as compared to net income of $1.6 million, or $0.20 per diluted share, on approximately 7.9 million weighted average shares outstanding in the third quarter of fiscal 2004.

Dr. Jack Terner, Chairman and Chief Executive Officer of Prospect Medical, commented, “Substantially all of Prospect’s increases in enrollees, revenues, operating leverage and income is driven by acquisitions.  We have fully integrated all of last year’s acquisitions into our operating model and have further built our people and technology platforms to accommodate the next series of acquisitions, which are currently being evaluated. We are also encouraged by the enrollment statistics, which indicate that the expected post-acquisition enrollment declines that typically occur during the integration process are largely behind us, and that our considerable efforts in this critical area are paying off.”

 “We will continue to focus on ways to increase our enrollment and strengthen our presence in Southern California, with a special emphasis on our more profitable senior lives.  One of the ways in which we believe we can accomplish this is via the previously announced acquisition of Brotman Medical Center (“Brotman”), by an entity in which we will have a significant equity investment. We expect the Brotman transaction to close by our fiscal year end.  Once consummated, we intend to work in concert with Brotman, a highly respected, JCAHO-accredited hospital, and participating HMOs, to jointly contract and market Medicare services in West Los Angeles. Closing of the Brotman transaction is dependent upon satisfaction of all closing conditions required by the asset sale agreement, obtaining various state and federal regulatory approvals, and finalizing all necessary investor participation and financing arrangements.”

Dr. Terner concluded, “We are pleased that our results for the third quarter of 2005 improved on a sequential quarterly basis, with revenues, gross margin and net income all increasing from the second quarter of fiscal 2005. These results are especially gratifying considering that the increased net income level was achieved notwithstanding the significant level of expense incurred this quarter on pending acquisitions, investments made in our people and technology, and in reaching, and maintaining, our status as a public company.”

FISCAL 2005 NINE MONTH RESULTS

Revenues for the fiscal 2005 nine-month period rose 3.7% to $98.0 million from $94.5 million in the comparable prior year period, due primarily to inclusion of the January 2004 acquisitions for the full nine months of the 2005 period, but only five months in the 2004 period.

Gross margin declined slightly to 27.2% from 27.3% in the same period last year, due primarily to the reasons cited above.  General and administrative expenses, as a percentage of revenues, rose to 21.1% from approximately 19.5% during the fiscal 2005 nine-month period when compared to the comparable prior year period.  This increase was due primarily to the reasons cited above.  Interest expense increased to $759,000 from $74,000 in the fiscal 2005 nine-month period, primarily as a result of taking down the GMAC–RFC facility, the proceeds of which have not been fully deployed as of June 30, 2005.

Net income for the first nine months of fiscal 2005 was approximately $3.0 million, or $0.35 per diluted share, on approximately 8.6 million weighted average shares outstanding, as compared to net income of approximately $4.2 million, or $0.62 per diluted share, on approximately 6.8 million weighted average shares outstanding in the same period one year ago.

ABOUT THE COMPANY

Prospect Medical Holdings, Inc. is a health care management services organization that provides management services primarily to affiliated IPAs.  IPAs are professional corporations that contract with independent physicians and other health care providers to create a medical panel of primary care and specialist physicians, and other health care service providers, capable of providing the full range of medical services to individuals enrolled in health maintenance organization (“HMO”) managed care health plans.  Prospect’s 10 IPAs are comprised of approximately 4,000 primary care and specialist physicians serving approximately 178,000 HMO enrollees at June 30, 2005.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in the Company’s Form 10 and subsequently filed reports.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three months ended June 30		Nine months ended June 30
	2005	2004	2005	2004

Revenues	$32,392,874	$35,657,239	$98,004,333	$94,502,109
Cost of Revenues	22,844,535	26,453,815	71,301,361	68,693,961

Gross margin	9,548,339	9,203,424	26,702,972	25,808,148

Operating expenses:
General and administrative	7,551,833	6,363,174	20,674,911	18,418,544
Depreciation and amortization	308,167	202,532	805,077	535,339
Total operating expenses	7,860,000	6,565,706	21,479,988	18,953,883

Operating income (loss) from unconsolidated joint venture	206,668	(74,895)	304,350	125,856

Operating income	1,895,007	2,562,823	5,527,334	6,980,121

Other (income) expense:
Investment income	(114,422)	(21,314)	(291,810)	(45,192)
Interest expense	309,946	19,056	759,363	73,930
Total other (income) expense, net	195,524	(2,258)	467,553	28,738

Income before income taxes	1,699,483	2,565,081	5,059,781	6,951,383
Provision for income taxes	674,344	976,884	2,021,153	2,715,155

Net income before minority interest	1,025,139	1,588,197	3,038,628	4,236,228

Minority interest	10,459	4,885	15,403	16,625

Net income	$1, 014,680	$1,583,312	$3,023,225	$4,219,603

Net income per common share:
Basic	$0.22	$0.36	$0.67	$0.98
Diluted	$0.12	$0.20	$0.35	$0.62
Weighted average shares outstanding:

Basic	4,679,997	4,344,525	4,524,031	4,314,168
Diluted	8,398,644	7,936,752	8,614,469	6,795,379

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30,	September 30,
	2005	2004
	(unaudited)

Total Current Assets	$19,972	$24,548

Total Assets	$55,863	$60,288

Total Current Liabilities	$22,100	$27,689

Total Liabilities	$29,949	$37,337

Minority Interest	$69	$64

Total Shareholders’ Equity	$25,845	$22,887